Exhibit 10.1

MATSON, INC.

EXECUTIVE NOTICE OF AWARD OF PERFORMANCE SHARES

The Corporation hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of Performance Shares under the Corporation’s 2007 Incentive Compensation Plan (the “Plan”).  Each Performance Share represents the right to receive one or more shares of Common Stock on the applicable issuance date following the vesting of that Performance Share.  The number of Performance Shares subject to this Award and the applicable performance vesting requirements for those Performance Shares and the underlying shares are set forth below. The remaining terms and conditions governing the Award, including the applicable service vesting requirements and the applicable issuance date or dates for the shares of Common Stock that vest under the Award, shall be as set forth in the form Performance Share Award Agreement for Awards with combined performance and service vesting requirements.

AWARD SUMMARY

Participant

Award Date:	, 20

Performance Shares:

The number of shares of Common Stock issuable pursuant to the Award shall be determined in accordance with the Vesting Schedule below. For purposes of the percentage calculations set forth in the Performance Vesting section of such schedule, the number of shares of Common Stock to be utilized is                      shares (the “Performance Shares”).

Vesting Schedule:

The number of shares of Common Stock which may actually vest and become issuable pursuant to the Award shall be determined pursuant to a two-step process: (i) first there shall be calculated the maximum number of shares of Common Stock in which Participant can vest under the Performance Vesting section below based upon (A) the actual level at which the Performance Goal specified on attached Schedule I is attained and (B) any adjustment by reason of the relative TSR Modifier specified on attached Schedule I and (ii) then the number of shares calculated under clause (i) in which Participant may actually vest shall be determined on the basis of his or her satisfaction of the applicable Service vesting requirements set forth in the form Performance Share Award Agreement.

Performance Vesting: Attached Schedule I specifies the Performance Goal, the TSR Modifier and Performance Period established for the Award.

Performance Goal:  For the Performance Goal, there are three designated levels of attainment set forth in Schedule I: Threshold, Target and Extraordinary.  Within sixty (60) days after the completion of the Performance Period, the Plan Administrator shall determine and certify the actual level of attainment for the Performance Goal and shall then measure that level of attainment against the Threshold, Target and Extraordinary

Levels set forth for that Performance Goal in attached Schedule I.  The maximum number of shares of Common Stock in which Participant can vest based upon the actual level of attainment of such Performance Goal shall initially be determined by applying the corresponding percentage below for that level of attainment to the number of Designated Shares set forth above:

Attainment below the Threshold Level: % of the Performance Shares
Attainment at the Threshold Level: % of the Performance Shares
Attainment at the Target Level: % of the Performance Shares
Attainment at Extraordinary Level: % of the Performance Shares

To the extent the actual level of attainment of the Performance Goal is at a point between the Threshold and Target Levels, the maximum number of shares of Common Stock in which Participant can vest shall be pro-rated between the two points on a straight line basis.

To the extent the actual level of attainment of a Performance Goal is at a point between the Target and Extraordinary Levels, the maximum number of shares of Common Stock in which Participant can vest shall be pro-rated between the two points on a straight line basis.

TSR Modifier:  After the number of shares of Common Stock in which Participant can vest based on the level of attainment of the Performance Goal is determined, the relative TSR Modifier may either increase or decrease the number of shares from +      % to -      %.

Performance-Qualified Shares:  The maximum number of shares of Common Stock in which Participant can vest on the basis of the foregoing performance measures (as adjusted by the TSR Modifier) shall be hereinafter designated the “Performance-Qualified Shares” and shall in no event exceed in the aggregate           % of the number of Designated Shares set forth in the Number of Shares Subject to Award section above.

Service Vesting.  The number of Performance-Qualified Shares in which Participant actually vests shall be determined on the basis of his or her satisfaction of the Service-vesting requirements set forth in Paragraph 3 of the form Performance Share Award Agreement.

Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the form Performance Share Award Agreement attached hereto as Exhibit A.  A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices (1411 Sand Island Parkway, Honolulu, HI 96819).

Coverage under Recoupment Policy. By accepting this Award, Participant hereby agrees that:

(a)           Participant is subject to the Matson, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of January 1, 2011, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and

(b)           any incentive compensation that is paid or granted to, or received by, Participant on or after January 1, 2011 (including any incentive compensation that is paid to, or received by, Participant on or after January 1, 2011 pursuant to an incentive compensation award made to Participant prior to January 1, 2011) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.

For purposes of such recoupment policy, “incentive compensation” means all cash or equity-based bonus (e.g., any stock award, restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Continuing Consent. Participant further acknowledges and agrees that, except to the extent the Plan Administrator notifies Participant in writing to the contrary, each subsequent award of Performance Shares made to him or her under the Plan shall be subject to the same terms and conditions set forth in the form Performance Share Award Agreement attached hereto as Exhibit A, and Participant hereby accepts those terms and conditions for each such subsequent Performance Shares award that may be made to him or her under the Plan and hereby agrees to be bound by those terms and conditions for any such Performance Share awards, without any further consent or acceptance required on his or her part at the time or times when those awards may be made.  However, Participant may, at any time he or she holds an outstanding Performance Share award under the Plan, request a written copy of the form Performance Share Award Agreement from the Corporation by contacting the Corporation’s Human Resources Department at the Corporation’s principal offices.

Employment at Will.  Nothing in this Notice or in the form Performance Share Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the form Performance Share Award Agreement.

DATED:                               , 20

MATSON, INC.

By:

Title:

PARTICIPANT

Address:

SCHEDULE I

PERFORMANCE PERIOD, PERFORMANCE GOAL, LEVELS OF ATTAINMENT AND TSR MODIFIER

PERFORMANCE PERIOD

The Performance Period shall be the three (3)-year period beginning                                          and ending                                         .

PERFORMANCE GOAL — RETURN ON INVESTED CAPITAL

The performance vesting requirement for this Award shall be tied to the level of attainment of the Average ROIC for the Performance Period. The required levels of attainment of Average ROIC for the Performance Period at the Threshold, Target and Extraordinary Levels are as follows:

Threshold Level:	%
Target Level:	%
Extraordinary Level	%

“Average ROIC” shall be the percentage, rounded down to the nearest whole percent, determined as follows:

Annual ROIC for +Annual ROIC for +Annual ROIC for
3

“Annual ROIC” for a calendar year shall be the percentage determined as follows:

Net Income After Tax + After Tax Interest Expense	x 100
Average Debt + Average Total Shareholders’ Equity

Annual ROIC for a calendar year shall be calculated on a consolidated basis with the Corporation’s consolidated subsidiaries for U.S. financial reporting purposes and shall be determined on the basis of the Corporation’s audited financial statements for such year prepared in accordance with United States generally accepted accounting principles, subject to any adjustments as determined by the Plan Administrator that are needed to accurately reflect the performance of the Corporation (e.g., because of changes in accounting rules, extraordinary gains from the sale of the Corporation’s assets, unforeseen extraordinary events affecting the Corporation or any of its business operations, or other similar or dissimilar circumstances occurring during the Performance Period that may or may not have been beyond the control of the Corporation).

“Average Debt” for a calendar year means the average of the Debt at the beginning of the year and Debt at the end of the year.

“Debt” means long-term debt plus notes payable and current portion of the long term debt, as determined in accordance with United States generally accepted accounting principles, and is intended to include potential convertible debt and other hybrid debt issued in the future.

Unless otherwise defined above or in the Notice of Award of Performance Shares to which this Schedule is attached, capitalized terms used in this Schedule shall be construed in accordance with accounting principles generally accepted in the Unites States.

TSR MODIFIER

The number of shares which are to vest based on attainment of the Performance Goal shall be modified based on the percentile level at which the total shareholder return to the Corporation’s shareholders over the Performance Period stands relative to the total shareholder return realized for that period by the companies comprising the S&P Transportation Select Industry Index and S&P MidCap 400 Index (with each index weighted 50%) as follows:

TSR Modifier and Payout Adjustment

Relative TSR Performance	TSR Modifier Adjustment
> th percentile	%
th percentile	%
< th percentile	%

Adjustment for TSR Modifier between performance levels will be interpolated on a straight-line basis.

Effect of TSR Modifier

ROIC Performance			TSR Performance
Performance Level	Performance as % of Target	Payout as % of Target	TSR Modifier	Total Payout as % of Target
Extraordinary	%	%	- % to + %	- % to + %
Target	%	%	- % to + %	- % to + %
Threshold	%	%	- % to + %	- % to + %

For such purpose, the total shareholder return (“TSR”) for the Corporation’s stockholders shall be determined pursuant to the following formula:

TSR =	(Ending Stock Price* - Beginning Stock Price**) + Reinvested Dividends***
Beginning Stock Price**

*  Ending Stock Price is the average daily closing price per share of the Common Stock calculated for the last thirty (30) days within the Performance Period.

**  Beginning Stock Price is the average daily closing price per share of the Common Stock calculated for the thirty (30)-day period immediately preceding the commencement date of the Performance Period.

*** Reinvested Dividends shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) of Common Stock that could have been purchased during the Performance Period had each cash dividend paid on a single share of Common Stock during that period been immediately reinvested in additional shares (or fractional shares) of Common Stock at the closing price per share of the Common Stock on the applicable dividend payment date by (ii) the average daily closing price per share of Common Stock calculated for the last thirty (30) days within the  Performance Period.

Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

For each company in the S&P Transportation Index and S&P MidCap 400 Index, the TSR with respect to its common stock shall be calculated in the same manner as for the Common Stock.